Exhibit 5(a)

SIMPSON THACHER & BARTLETT LLP

425 LEXINGTON AVENUE

NEW YORK, N.Y. 10017-3954

(212) 455-2000

FACSIMILE (212) 455-2502

DIRECT DIAL NUMBER	E-MAIL ADDRESS

May 17, 2012

Celulosa Arauco y Constitución S.A.

Avenida El Golf 150, Fourteenth Floor

Los Condes

Santiago, Chile

Ladies and Gentlemen:

We have acted as United States counsel to Celulosa Arauco y Constitución S.A. (the “Company”), a corporation (sociedad anómima) organized under the laws of the Republic of Chile (“Chile”), in connection with the Registration Statement on Form F-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of US$500,000,000 aggregate principal amount of 4.75% Notes due 2022 (the “Exchange Securities”). The Exchange Securities will be issued under an Indenture dated as of January 11, 2012 (the “Indenture”) between the Company, and The Bank of New York Mellon, as trustee (the “Trustee”). The Exchange Securities will be offered by the Company in exchange for US$500,000,000 aggregate principal amount of its outstanding 4.75% Notes due 2022 (the “Securities”).

We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

We have assumed further that (1) the Company is validly existing under the laws of Chile, (2) the Company has duly authorized, executed and delivered the Indenture in accordance with its estatutos and other organizational documents and the laws of Chile, (3) the execution, delivery and performance by the Company of the Indenture and the Securities do not and will not violate the laws of Chile or any other applicable laws (except that no assumption is taken with respect to the law of the State of New York and the federal laws of the United States) and (4) the execution, delivery and performance by the Company of the Indenture and the Exchange Securities do not and will not constitute a breach or violation of any agreement or instrument that is binding upon the Company.

LOS ANGELES	PALO ALTO	WASHINGTON, D.C.	BEIJING	HONG KONG	LONDON	TOKYO

SIMPSON THACHER & BARTLETT LLP

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, when the Exchange Securities have been duly executed, authenticated, issued and delivered upon the exchange in accordance with the Indenture, the Exchange Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing and (iv) the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors’ rights.

We do not express any opinion herein concerning any law other than the law of the State of New York and the federal law of the United States. We understand that, with respect to all matters governed by the laws of Chile, you will be relying on the opinion of Portaluppi Guzmán y Bezanilla, Chilean counsel for the Company dated the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5(a) to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP

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